EXHIBIT 99

                           NATIONAL FUEL GAS COMPANY
                       CONSOLIDATED STATEMENT OF INCOME
                                  (UNAUDITED)


                                                          Twelve Months Ended
                                                                March 31,
                                                           1994          1993
                                                         (Thousands of Dollars)

INCOME
Operating Revenues                                      $1,118,226     $987,764

Operating Expenses
   Purchased Gas                                           482,416      410,814
   Operation Expense                                       267,770      247,998
   Maintenance                                              27,045       23,197
   Property, Franchise and Other Taxes                     101,218       92,710
   Depreciation, Depletion and Amortization                 71,465       62,431
   Income Taxes - Net                                       48,245       35,117
                                                           998,159      872,267

Operating Income                                           120,067      115,497
Other Income                                                 3,963        5,159
Income Before Interest Charges                             124,030      120,656

Interest Charges
   Interest on Long-Term Debt                               36,668       39,018
   Other Interest                                           11,608       17,253
                                                            48,276       56,271

Income Before Cumulative Effect                             75,754       64,385
Cumulative Effect of Change
 in Accounting for Income Taxes                              3,826            -

Net Income Available for Common Stock                     $ 79,580     $ 64,385

Earnings Per Common Share
Income Before Cumulative Effect                              $2.08        $1.98
Cumulative Effect of Change
 in Accounting for Income Taxes                                .11            -

Net Income Available for Common Stock                        $2.19        $1.98

Weighted Average Common Shares Outstanding              36,410,456   32,594,174